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
                                                                     Exhibit 12.1

                                        XTRA CORPORATION
                STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                ------------------------------------------------------------------
                                     (Thousands of dollars)

                                                                                   Six Months
                                         Fiscal Year Ended September 30,          Ended March 31,
                                 --------------------------------------------     ---------------
                                  1989      1990      1991     1992      1993     1993       1994
                                  ----      ----      ----     ----      ----     ----       ----
         EARNINGS
         Income (loss) from
          operations before
          provision for income
          taxes                $ 19,640 $ (11,879) $ 28,056  $ 44,280  $ 72,360 $ 33,452  $ 47,866
         Add:  fixed charges     43,722    44,634    35,261    25,546    43,997   23,401    18,498
                               -------- ---------  --------  --------  -------- --------  --------
                               $ 63,362 $  32,755  $ 63,317  $ 69,826  $116,357 $ 56,853  $ 66,364
                               ========  ========  ========  ========  ======== ========  ========
         FIXED CHARGES
          Interest expense     $ 38,225 $  39,401  $ 30,516  $ 21,129  $ 38,815 $ 20,908  $ 16,739
          Interest portion
           of rent expense        5,497     5,233     4,745     4,417     5,182    2,493     1,759
                               -------- ---------  --------  --------  -------- --------  --------
                               $ 43,722 $  44,634  $ 35,261  $ 25,546  $ 43,997 $ 23,401  $ 18,498
                               ========  ========  ========  ========  ======== ========  ========


         Ratio of Earnings to
          Fixed Charges            1.4x      0.7x      1.8x      2.7x      2.6x     2.4x      3.6x
                               ========  ========  ========  ========  ======== ========  ========

         Note:  For purposes of computing the ratio of earnings to fixed charges, "earnings" represents income (loss) from operations before taxes plus fixed charges.  "Fixed charges" for operations consist of interest on indebtedness and the portion of rental expense which represents interest.
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